CONSULTING AGREEMENT
    This Consulting Agreement (the “Agreement”) is made and entered into by and between Pliant Therapeutics, Inc. a Delaware corporation, having a place of business at 331 Oyster Point Blvd., South San Francisco, CA 94080 (the “Company”), and Eric Lefebvre, an individual (“Consultant”), having a primary address of                 effective as of December 16, 2025 (“Effective Date”).
Recitals
Whereas, Consultant has specialized skills and knowledge in the Company’s field of endeavor and thus is well suited to advise the Company with respect to its research and development; and
Whereas, the Company desires that Consultant advise and consult with the Company in the research, development and analysis of technology relating to the Company’s research and product development efforts, and Consultant agrees to provide such assistance to the Company through a consulting relationship with the Company;
Now Therefore, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:
1.    Consulting Services Engagement. The Company hereby retains Consultant, and Consultant hereby accepts such retention, to perform consulting services for the Company as set forth herein.
1.1    Scope. Consultant shall provide clinical development advice and consulting services related to Company’s PLN-101095 program, including support for regulatory submissions and interactions (“Services”).
1.2    Performance and Time Commitment. Consultant shall render the Services at such times as may be mutually agreed upon by Consultant and the Company. Consultant shall perform the services from Consultant’s home office, or, upon mutual agreement of the parties, at the Company’s principal place of business, other Company location, or at other places. Consultant also agrees to perform a reasonable amount of informal consultation with the Company over the telephone or otherwise, with the understanding that such work will be fully compensable pursuant to the terms set forth in Paragraph 2.
1.3    Professional Standards. The manner and means used by Consultant to perform the Services desired by the Company are in the sole discretion and control of Consultant, subject to the terms of this Agreement. Consultant’s Services, and the results thereof, will be performed with and be the product of the highest degree of professional skill and expertise.
1.4    Independent Contractor Status. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold themselves out as, or give any person any reason to believe that they are, an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the Company
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make deductions from any amounts payable to Consultant for taxes or insurance. All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant.
2.    Compensation. As compensation for Consultant’s services and the discharge of all Consultant’s obligations hereunder, the Company shall pay Consultant a consulting fee equal to $500.00 per full hour actually spent performing Services requested by the Company, payable pursuant to monthly invoices for the Services. The understanding is that Consultant shall limit hours to (15) hours per month. Hours exceeding 15 in a month must be approved by Company in advance, and in writing. The maximum compensation payable over the duration of this Agreement shall not exceed Ninety-Seven Thousand Five Hundred Dollars ($97,500.00). Consultant’s existing equity shall continue to vest in accordance with Company’s stock plan for as long as the Consultant is engaged under this Agreement as a Consultant to Company. All payments for Services shall be payable within thirty (30) days after Company’s receipt of Consultant’s invoice. Invoices shall be sent to     monthly in arrears for actual Services performed.
3.    Expenses. The Company shall reimburse Consultant for expenses actually incurred by Consultant in performing the Services, including but not limited to travel and accommodation expenses, so long as such expenses are reasonable and necessary as determined by the Company. Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to the Company.
4.    No Solicitation. During the term of this Agreement and for three (3) years after its termination, Consultant will not personally or through others recruit, solicit or induce any employee of the Company to terminate their employment with the Company.
5.    Maintaining Confidential Information.
5.1    Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology, know-how, data, inventions, developments, plans, business practices, and strategies. Such confidential and proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) confidential and proprietary information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; or (v) information of third parties as to which the Company has an obligation of confidentiality.
Consultant acknowledges the confidential and secret character of the Information and agrees that the Information is the sole, exclusive and extremely valuable property of the
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Company. Accordingly, Consultant agrees not to reproduce any of the Information without the applicable prior written consent of the Company, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies and derivatives of the Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.
5.2    Exceptions. Consultant will have no obligations of non-disclosure and non-use with respect to any portion of Information which Consultant can demonstrate, by clear and convincing evidence:
(a)    is generally known to the public at the time of disclosure or becomes generally known through no fault of Consultant;
(b)    is in the Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;
(c)    becomes known to Consultant through disclosure by sources other than Consultant having the legal right to disclose such Information; or
(d)    is independently developed by Consultant without reference to or reliance upon the Information.
Information will not be deemed to be in the public domain or in the possession of Consultant merely because it is embraced by generalized disclosures in the public domain nor will a combination of Information be deemed to fall within any of the exceptions set forth above simply because each of the elements is itself included within an exception if the combination itself does not fall within any of the exceptions.
In the event that Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Information, Consultant will give Company prompt notice thereof so that Company may seek an appropriate protective order prior to such required disclosure. Consultant will reasonably cooperate with Company in its efforts to seek such a protective order.
5.3    Other Employer Information. Consultant agrees that Consultant will not, during Consultant’s engagement with the Company, improperly use or disclose any proprietary information or trade secrets of Consultant’s former or concurrent employers or companies, if any, and that Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to Consultant’s former or concurrent employers or companies unless consented to in writing by said employers or companies.
5.4    Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that they owe the Company and such third parties, both during the term of Consultant’s engagement and
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thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).
6.    Inventions.
6.1    Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant pursuant to Consultant’s performance of the Services for the Company or of tasks assigned to Consultant by the Company hereunder (the “Service Product”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times.
6.2    Inventions Assigned to the Company. Consultant agrees that, any and all Service Product shall be the sole and exclusive property of the Company. Consultant hereby assigns to the Company all Consultant’s right, title and interest in and to any and all Service Product. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Service Product are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.
Consultant further agrees that, the Company is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of Consultant’s Service Product under this Agreement.
6.3    Obtaining Intellectual Property Protection. Consultant agrees to assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to the Service Product in any and all countries. To that end, Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Consultant agrees to execute, verify and deliver assignments of such proprietary rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of Consultant’s engagement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on Consultant’s behalf to execute, verify and file, with the same legal force and effect as if executed by Consultant, any such documents and to do all other lawfully permitted acts to further
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the purposes of the preceding paragraph. Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Consultant now or may hereafter have for infringement of any proprietary rights assigned to the Company.
6.4    Obligation to Keep the Company Informed. During the term of this Agreement, and for one (1) year after its termination for any reason, Consultant will promptly disclose to the Company fully and in writing all patent applications filed by Consultant or on Consultant’s behalf.
7.    Termination. Consultant may terminate this Agreement at any time by giving Company thirty (30) days written notice. The Company may only terminate this agreement for Cause. “Cause” includes any of the following on the part of Consultant: (A) conviction of a felony criminal offense (other than a traffic offense); (B) engaging in conduct that materially violates the Company’s code of conduct or other policies for more than 21 calendar days after Consultant’s receipt of written notice from the Company identifying with particularity the basis for such violation; (C) engaging in any act or omission that materially injures or could reasonably be expected to materially injure the Company more than 21 calendar days after Consultant’s receipt of written notice from the Company identifying with particularity the basis for such material injury; (D) continued refusal or failure to follow lawful and reasonable directions of the Company or the appropriate individual to whom Consultant reports; (E) engaging, in connection with Consultant’s services for the Company, in material misconduct (including, without limitation, fraud, dishonesty, misappropriation, or embezzlement); or (F) violation of any contract or agreement between Consultant and the Company or of any statutory duty owed to the Company.
In the event of such termination, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise advised by the Company, shall return to the Company all Information, Service Product, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Sections 4, 5 and 6 of this Agreement shall survive any termination of this Agreement. Unless earlier terminated as provided herein, this Agreement shall expire on January 31, 2027.
8.    Compliance with Applicable Laws. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.
9.     Debarment.    Consultant represents and warrants that pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.), it (i) is not presently debarred by the FDA or under investigation by the FDA for debarment and (ii) will not employ, contract with, or retain any person directly or indirectly to perform the Services under this Agreement if such person is under investigation by the FDA for debarment or is presently debarred by the FDA. In addition, Consultant represents and warrants that it has not engaged in any conduct or activity that could lead to any such debarment actions. If during the term of this Agreement, Consultant or any person employed or retained by it to perform the Services (i) comes under investigation by the FDA for a debarment action, (ii) is debarred, or (iii) engages in any conduct or activity that could lead to debarment, Consultant shall immediately notify the Company of same.
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10.    Assignment; Benefit. This Agreement is for the personal services of Consultant and may not be assigned by Consultant, nor shall it be assignable by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.
11.    Indemnification. Each Party agrees to indemnify and hold the other Party harmless against any liability, damages, loss or expense (including reasonable attorney fees and expenses of litigation) based on any third party claims or action arising out of the actions of the indemnifying Party, its employees or any third party acting on behalf or under authorization from the indemnifying Party in the performance of this Agreement or as a result of any products developed or made as a result of information or materials received from either Party, except to the extent that such claim or action results from the negligent or intentionally wrongful acts of the indemnified Party.
12.    Legal and Equitable Remedies. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Information or Service Product without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.
13.    Governing Law; Severability. This Agreement shall be governed by and construed according to the laws of the State of California, without giving effect to any conflict of laws rules that would require application of other laws. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.
14.    Complete Understanding; Modification. This Agreement constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.
15.    Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.
If to the Company:                    If to the Consultant:
Attn: Head of Legal                    Attn: Eric Lefebvre
CC: Chief Human Resources Officer            Address noted in preamble
331 Oyster Point Blvd.            Email:
South San Francisco, CA 94080
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In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

Pliant Therapeutics, Inc.		Eric Lefebvre
By:	/s/ Lily Cheung	By:	/s/ Eric Lefebvre
Name:	Lily Cheung	Name:	Eric Lefebvre
Title:	Chief Human Resources Officer	Title:	Consultant

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